EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)   Registration Statement (Form S-8 No. 333-215174) of International Seaways Inc.,

(2) Registration Statement (Form S-8 No. 333-238476) of International Seaways Inc.,

(3) Registration Statement (Form S-8 No. 333-258464) of International Seaways Inc.,

(4) Registration Statement (Form S-3ASR No. 333-269002) of International Seaways, Inc,

of our report dated February 29, 2024, with respect to the consolidated financial statements and of our report dated February 29, 2024 with respect to the effectiveness of internal control over financial reporting of International Seaways, Inc., included in this Annual Report (Form 10-K) of International Seaways, Inc. for the year ended December 31, 2023.

/s/ Ernst & Young LLP

New York, New York

February 29, 2024